Exhibit A

to the Exchange Agreement

CERTIFICATE OF DESIGNATIONS OF THE
SERIES A PREFERRED STOCK OF
SOLARIS POWER CELLS, INC.

PURSUANT TO SECTION 78.195
OF THE NEVADA REVISED STATUTES

I, Roy Givens, hereby certify that I am the Chief Executive Officer of Solaris Power Cells, Inc. (the “Corporation”), a corporation organized and existing under the Nevada Revised Statutes (the “NRS”), and further do hereby certify:

That pursuant to the Articles of Incorporation of the Corporation, as amended (the “Articles of Incorporation”), an aggregate of One Million (1,000,000) shares of preferred stock, $0.001 par value per share (the “Preferred Stock”) are authorized for issuance, and may contain such rights, privileges and designations (including voting and conversion rights) as the Board of Directors of the Corporation (the “Board”) may, from time to time, designate.

That pursuant to the authority expressly conferred upon the Board by the Articles of Incorporation, on May 16, 2016, the Board adopted the following resolutions creating a series of One Million (1,000,000) authorized shares of Preferred Stock designated as voting Series A Preferred Stock of the Corporation, none of which shares have been issued.

RESOLVED, that the Board designates the Series A Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Articles of Incorporation as follows:

TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK

1. Designation and Number.

(a) A series of Preferred Stock of the Corporation, designated as voting, convertible Series A Preferred Stock, par value $0.001 per share, (“Series A Preferred Stock”) is hereby established. The number of authorized shares of Series A Preferred Stock shall initially be One Million (1,000,000) shares.

(b) The stated value of the Series A Preferred Stock shall be one cent ($0.01) per share of Series A Preferred Stock (“Stated Value”).

(c) The Series A Preferred Stock is being issued on a date (the “Issuance Date”) which will be simultaneous with the Closing Date as set forth under that certain Option and Separation Agreement, dated as of April 15, 2016 (the “Agreement”) by and among Leonard Caprino and the Corporation.

(d) As used in this Certificate, the term “Holder” shall mean one or more holder(s) of shares of Series A Preferred Stock.

(e) Unless otherwise defined in this Certificate, all capitalized terms, when used herein shall have the same meaning as they are defined in the Agreement.

2. Rank. All shares of the Series A Preferred Stock shall rank:

(a) senior to (i) the Corporation’s Common Stock, $0.001 par value per share, of the Corporation (the “Common Stock”); and (ii) any other class of securities which is specifically designated as junior to the Series A Preferred Stock, (collectively, with the Common Stock and Preferred Stock, the “Junior Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary;

(b) pari passu and on parity with any other class or series of Preferred Stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series A Preferred Stock (the “Pari Passu Securities”), it being understood that the Series A Preferred Stock shall be pari passu with and on parity to all classes or series of convertible Preferred Stock hereafter issued by the Corporation; and

(c) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series A Preferred Stock (collectively, the “Senior Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

3. Dividends. The Series A Preferred Stock shall not pay a dividend. However, the Holders of the Series A Preferred Stock shall be entitled to receive dividends when, as, and if declared by the Board, in an amount which shall be paid pro rata on the Common Stock and the Series A Preferred Stock, on an equal priority, pari passu basis, according to the number of shares of Common Stock held by the stockholders, where each Holder of Series A Preferred Stock is to be treated for this purpose as holding (in lieu of such shares of Series A Preferred Stock) the greatest whole number of shares of Common Stock then issuable upon conversion in full of such shares of Series A Preferred Stock. The right to dividends on shares of Series A Preferred Stock shall not be cumulative, and no right shall accrue to holders of Series A Preferred Stock by reason of the fact that dividends on said shares are not declared in any period, nor shall any undeclared or unpaid dividend bear or accrue interest.

4. Liquidation Preference. In the event of a merger, sale (of substantially all assets or stock), any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, either (i) after any distribution or payment on Senior Securities, (ii) simultaneous and on a pro-rata basis with any distribution or payment on Pari Passu Securities, and (iii) before any distribution or payment shall be made to the Holders of the Common Stock or any other Junior Securities, each Holder of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, an amount (the “Liquidation Preference”) equal to aggregate number of shares of Series A Preferred Stock then outstanding multiplied by one cent ($0.01). If the assets of the Corporation are not sufficient to generate cash sufficient to pay in full the Liquidation Preference, then the Holders of Series A Preferred Stock shall share ratably (together with holders of any Pari Passu Securities) in any distribution of cash generated by such assets in accordance with the respective amounts that would have been payable in such distribution as if the amounts to which the Holders of outstanding shares of Series A Preferred Stock are entitled were paid in full.

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5. Voting Rights. Except as otherwise set forth herein, the Series A Preferred Stock shall vote together with the Common Stock and not as a separate class. Each share of Series A Preferred Stock shall have two thousand five hundred (2,500) votes on all matters required to be voted upon or consented to by a stockholder of the Corporation, or an aggregate of two billion, five hundred million (2,500,000,000) votes. Except as otherwise set forth herein, the Holders of Series A Preferred Stock shall have no right to vote as a separate class on any matter submitted to vote by the stockholders of the Corporation, excluding, however, any proposed amendment that would adversely alter or change any preference or any relative or other right given to the Series A Preferred Stock; in which event the Series A Preferred Stock may vote as a separate class with respect to such amendment. The holder of each share of Series A Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and shall vote with holders of the Common Stock upon the election of directors and upon any other matter submitted to a vote of stockholders. Fractional votes by the Holders of Series A Preferred Stock shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

6. Conversion. The Series A Preferred Stock shall not be convertible into Common Stock of the Corporation.

7. No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

8. Redemption. The Corporation may, at any time or from time to time, redeem all or any portion of the Series A Preferred Stock for a cash redemption price of one cent ($0.01) per share, or $10,000 for all 1,000,000 shares of Series A Preferred Stock (the “Redemption Price”). In the event that the Corporation shall elect, by resolution of its board of directors, to redeem any or all of the shares of Series A Preferred Stock, the Corporation shall submit to the Holder a notice of redemption (the “Redemption Notice”). On a date which shall be not later than two (2) Business Days following delivery of the Redemption Notice (which may be delivered by electronic mail), the Holder shall surrender the certificate(s) evidencing the Series A Preferred Stock at the offices of the Corporation, against receipt of the Redemption Price.

9. Amendment. This Certificate of Designation or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the NRS, of (i) a majority of the outstanding Series A Preferred Stock, voting separate as a single class, and (ii) with such other stockholder approval, if any, as may then be required pursuant to the NRS and the Articles of Incorporation.

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10. Protective Provisions. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, nor shall it permit any of its Subsidiaries to, take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent) of the Holders of a majority of the issued and outstanding Series A Preferred Stock (the “Series A Majority Holders”):

(a) alter or change the rights, preferences or privileges of the Series A Preferred Stock, or increase the authorized number of shares of Series A Preferred Stock; or

(b) issue any additional shares of Series A Preferred Stock.

Notwithstanding the foregoing, no change pursuant to this Section 14 shall be effective to the extent that, by its terms, it applies to less than all of the Holders of shares of Series A Preferred Stock then outstanding.

11. Cancellation of Series A Preferred Stock If any shares of Series A Preferred Stock are converted pursuant to this Certificate of Designations, the shares so converted or redeemed shall be canceled, shall return to the status of authorized, but unissued Series A Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series A Preferred Stock.

12. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the lost, theft, destruction or mutilation of any Series A Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Series A Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series A Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Series A Preferred Stock Certificate(s) if the Holder contemporaneously requests the Corporation to convert such Series A Preferred Stock.

13. Waiver Notwithstanding any provision in these Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Series A Majority Holders, unless a higher percentage is required by applicable law, in which case the written consent of the Holders of not less than such higher percentage of shares of Series A Preferred Stock shall be required.

14. Information Rights So long as shares of Series A Preferred Stock are outstanding, the Corporation will deliver to each Holder of Series A Preferred Stock (i) unaudited annual financial statements to the Holders of Series A Preferred Stock within 90 days after the end of each fiscal year; (ii) and unaudited quarterly financial statements within 45 days of the end of each fiscal quarter. Notwithstanding the foregoing in the event and to the extent that such information is electronically available on the web site of the Securities and Exchange Commission (www.sec.gov), the Corporation need not separately furnish such documents to Holders of the Series A Preferred Stock.

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15. Certain Definitions. Unless otherwise defined in this Certificate, all capitalized terms, when used herein, shall have the same meaning as they are defined in the Exchange Agreement. As used in this Certificate, the term “Subsidiary” shall mean, as it applies to the Corporation, any one or more Persons, a majority of the capital stock or other equity interests of which are owned directly or indirectly (through another Subsidiary) by the Corporation. The term “Person” shall mean any corporation, limited liability company, partnership, limited partnership, trust or other entity.

16. Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carries or by confirmed facsimile transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party. The addresses for such communications are (i) if to the Corporation c/o Solaris Power Cells, Inc.., 3111 East Tahquitz Way, Palm Desert, CA 92262; and (ii) if to any Holder to the address set forth under such Holder’s name on the execution page to the Exchange Agreement, or such other address as may be designated in writing hereafter, in the same manner, by such person

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The undersigned declares under penalty of perjury under the laws of the State of Nevada that the matters set forth in this certificate are true and correct of his own knowledge.

The undersigned has executed this certificate on May 16, 2016.

SOLARIS POWER CELLS, INC.

By:	/s/ Roy Givens
Name:	Roy Givens,
Title:	Chief Financial Officer

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